October 26, 2004

Contact:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
Phone: 717-581-6030

FOR IMMEDIATE RELEASE

Sterling Financial Announces Record Earnings

LANCASTER, PA — Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and nine months ended September 30, 2004.

Results of Operations

Quarter Ended September 30, 2004

Sterling’s net income was $8.500 million for the quarter ended September 30, 2004, an increase of $1.003 million, or 13.4%, from the third quarter of 2003. Diluted earnings per share totaled $0.38 for the third quarter 2004 versus $0.35 for the same period in 2003, an increase of 8.6%. Return on average realized equity for the third quarter of 2004 was 15.01%, compared to 15.40% in 2003.

During the third quarter of 2004, Sterling continued its trend of improving net interest income, from $22.003 million for the third quarter of 2003 to $24.957 million in 2004, a 13.4% increase. The improvement is primarily the result of a shift in the composition of Sterling’s interest earning assets, away from lower yielding federal funds and securities, to higher yielding loans, particularly commercial loans and finance receivables. Additionally, favorable influences in the funding mix contributed to higher levels of net interest income, as higher cost certificate of deposit balances were replaced with non-interest bearing deposits and lower cost money market accounts. The favorable mix in interest earning assets and interest bearing liabilities resulted in an improvement in net interest margin, from 4.59% for the quarter ended September 30, 2003, to 4.84% in 2004.

The provision for loan losses increased to $2.030 million for the quarter ended September 30, 2004, compared to $872 thousand for the quarter ended September 30, 2003. The increase in provision levels, despite improving asset quality metrics, is a direct result of the growth that Sterling has experienced in its loan portfolio. Further, as a result of the changing composition of the loan portfolio and geographic mix, Sterling reevaluated and made certain modifications to its present methodology for establishing its reserve to account for these changing risks in its loan portfolio. Sterling’s methodology reflects its entrance into emerging markets with little credit history to this point, as well as its ability to enter into larger credit facilities with customers.

Non-interest income, excluding securities gains, was $15.023 million for the quarter ended September 30, 2004, a 21.3% increase over $12.389 million earned in 2003, despite a decline in mortgage banking income and rental income on operating leases of $758 thousand. As anticipated, the result of Sterling’s recent broadening of financial services offered to its customers has resulted in higher fee-based revenues in 2004 compared to 2003. As a result of the acquisition of Church Capital Management LLC (a registered investment advisor) in October 2003, trust and investment management fees increased from $1.258 million for the quarter ended September 30, 2003, to $2.230 million for the quarter ended September 30, 2004. Bainbridge Securities Inc. (a NASD registered broker dealer) also acquired by Sterling in October 2003, allowed Sterling to grow its brokerage fees and commissions from $405 thousand for the quarter ended September 30, 2003 to $749 thousand in 2004. StoudtAdvisors (an employee benefit and consulting firm) acquired at the end of May 2004, produced significant growth in insurance commissions and fees, which were $2.044 million for the quarter ended September 30, 2004, compared to $80 thousand in 2003. As a result of the broadening of financial services products offered to customers, Sterling has been able to increase its non-interest income as a percent of total net interest income and non-interest income from 24.1% for the quarter ended September 30, 2003 to 28.1% in 2004.

Sterling recognized securities gains of $1.025 million in the third quarter of 2004. These gains were primarily the result of the planned liquidation of a portion of Sterling’s large cap financial services company equity positions. The proceeds of the sale of these securities will be used to fund geographic expansion initiatives.

Non-interest expenses were $27.374 million for the quarter ended September 30, 2004, compared to $23.781 million in 2003, a 15.1% increase. A primary reason for the increase in non-interest expenses is due to new and enhanced financial services products being offered to Sterling’s customers, including brokerage services, registered investment advisor consultation, and employee benefits brokerage and consulting. The affiliates that provide these services had total non-interest expenses of nearly $2.810 million for the quarter ended September 30, 2004, with no similar expenses in 2003. In addition, non-interest expense growth can be attributed to the expansion of our market territory into new geographic regions, including Berks County, Pennsylvania; Carroll County, Maryland; and New Castle County, Delaware. As a result of new markets served and new products offered, increases were noted in virtually every non-interest expense category.

As a result of Sterling’s investments into new market territories, new products offered to customers, and the acquisition of non-bank affiliates that generally carry higher expense to revenue ratios than bank affiliates, Sterling’s efficiency ratio slipped from 60.0% for the quarter ended September 30, 2003 to 60.7% for the same quarter in 2004. The increase in professional services has also negatively impacted the efficiency ratio, and is a result of contracting third parties to assist Sterling in finalizing its Sarbanes-Oxley Section 404 documentation.

Nine Months Ended September 30, 2004

Sterling’s net income was $24.345 million for the nine months ended September 30, 2004, an increase of $3.279 million, or 15.6%, over the same period in 2003. Diluted earnings per share totaled $1.11 for the nine months ended September 30, 2004, versus $0.99 in 2003, an increase of 12.1%. Return on average realized equity for the first nine months of 2004 was 15.07%, compared to 14.92% in 2003.

On a year-to-date basis, similar trends were noted as in the quarter-to-date results. As a result of the favorable mix in interest earning assets and liabilities, Sterling was able to increase its net interest income from $63.751 million for the first three quarters of 2003, to $71.244 million in 2004. Sterling’s net interest margin was 4.76% for the nine months ended September 30, 2004, compared to 4.63% in 2003.

The acquisition of Church Capital Management, Bainbridge Securities, and StoudtAdvisors favorably impacted non-interest income. For the nine months ended September 30, 2004, total non-interest income, excluding securities gains, was $41.510 million, a $5.986 million, or 16.9%, increase over 2003. The revenue generated from the new services more than offset the declines noted in mortgage banking income and rental income on operating leases.

Securities gains for the nine months ended September 30, 2004 were $2.056 million, a $1.666 million increase over 2003. The increase is the direct result of the investment strategies of exiting insurance industry positions as a result of their demutualization, and gains that were taken upon the liquidation of certain bank stocks to fund geographic expansion efforts.

Non-interest expenses for the first nine months of 2004 were $78.265 million, an increase of $9.837 million, or 14.4%, over 2003. This increase is consistent with the growth that Sterling has experienced, including organic growth within the markets served, expansion of geographic markets, and a wider array of financial services products provided to customers, including brokerage services, registered investment advisor consultation, and employee benefits brokerage and consulting. Intangible asset amortization was $1.070 million for the nine months ended September 30, 2004, compared to $109 thousand in 2003, a direct result of the identifiable intangible assets that resulted from the acquisition of Church Capital Management and StoudtAdvisors.

Sterling’s efficiency ratio slipped from 59.6% for the nine months ended September 30, 2003 to 61.3% in 2004. This is the direct result of the intangible asset amortization and the expansion into new market territories and its impact on expenses, combined with the acquisition of non-bank affiliates that generally carry higher expense-to-revenue ratios than bank affiliates.

Financial Position

Total assets were $2.452 billion at September 30, 2004, a 6.7% increase over September 30, 2003’s total assets of $2.298 billion. Total assets increased 4.6% from December 31, 2003’s totals of $2.344 billion.

Net loans outstanding were $1.689 billion at September 30, 2004, a 14.0% increase over the year end balance of $1.481 billion, and a 17.0% increase over September 30, 2003’s balance of $1.444 billion. Sterling continues to experience strong loan growth that has resulted from an improving local and national economy, particularly in the commercial and finance receivable portfolios. Sterling’s emerging markets, including Berks and Lebanon counties, Pennsylvania; Carroll County, Maryland; and New Castle County, Delaware; have also contributed to the growth in loans receivable.

Sterling has utilized several funding sources to grow its loan portfolio, including internal sources such as retained earnings and deposit growth, maturing investment securities, and reallocation of short-term investments and federal funds sold. Deposits were $1.808 billion at September 30, 2004, an increase of $65.932 million, or 3.8%, from September 30, 2003. Since year-end, Sterling has grown its deposits by $29.419 million.

Additional funding sources included short-term borrowings and long-term debt. These external funding sources increased $61.776 million from September 30, 2003 to September 30, 2004, and $69.343 million since December 31, 2003. These external sources allowed Sterling to continue to meet its demand for loan products.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling Financial Corporation, reflecting on 2004’s results stated, “2004 has been an interesting year for Sterling Financial Corporation, as it feels like two distinct initiatives have been running simultaneously. The task of documenting our compliance with Section 404 of Sarbanes-Oxley has been felt throughout the organization. On the plus side, it has resulted in renewed evaluation of our internal control processes, and in some cases, identified areas where efficiencies could be gained. Concurrently, we have been able to grow our company through organic growth, as evidenced by strong loan volumes, and the results of our fee-based affiliates. Sterling’s ability to handle these initiatives simultaneously is a tribute to our team of employees who enjoy the challenges of growing a company, while being respectful of the ever changing regulatory environment that exists today.”

This press release refers to the efficiency ratio that is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s operational efficiency. In addition, depreciation on operating leases has been netted against non-interest income in its discussion of non-interest income as a percent of net interest income and non-interest income, to be consistent with the efficiency ratio presentation. Comparison of Sterling’s efficiency ratio and non-interest income to net interest income and non-interest income, with other companies’ may not be appropriate, as they may calculate their ratios in a different manner.

Sterling’s calculation of the efficiency ratio is computed by dividing noninterest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc.

Sterling Financial Corporation is a family of financial services organizations that operates 57 banking locations in south central Pennsylvania, northern Maryland, and northern Delaware, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, PennSterling Bank, and Delaware Sterling Bank. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC (a specialty commercial finance company), Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC (a registered investment advisor) with combined assets under management of $1.7 billion, Bainbridge Securities Inc. (a securities broker/dealer) and StoudtAdvisors (an employee benefits consulting and brokerage firm).

In June 2004, Sterling announced that it entered into a definitive agreement to acquire The Pennsylvania State Banking Company, based in Camp Hill, Pennsylvania. The acquisition of The Pennsylvania State Banking Company will provide Sterling an entrance into Cumberland and Dauphin counties in Pennsylvania, and will add over $200 million in assets. The acquisition of The Pennsylvania State Banking Company is expected to be completed in December 2004.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger with The Pennsylvania State Banking Company being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2004	2003	2003

Assets
Cash and due from banks	$58,764	$64,996	$56,139
Federal funds sold	77	19,102	13,093

Cash and cash equivalents	58,841	84,098	69,232
Interest-bearing deposits in banks	4,864	4,102	6,807
Short-term investments	6,972	11,275	4,104
Mortgage loans held for sale	7,381	11,520	31,452
Securities held-to-maturity	35,237	35,956	37,300
Securities available-for-sale	451,617	540,049	553,528
Loans, net of allowance for loan losses (2004 - $16,605; 2003 - $14,656 and $14,014)	1,689,150	1,481,369	1,443,673
Premises and equipment, net	38,077	38,720	36,421
Assets held for operating lease, net	59,445	57,891	61,759
Other real estate owned	80	520	451
Goodwill	40,927	30,490	18,294
Intangible assets	10,540	5,083	79
Mortgage servicing rights	2,971	2,908	2,347
Accrued interest receivable	10,194	11,236	10,964
Other assets	35,346	28,300	21,767

Total assets	$2,451,642	$2,343,517	$2,298,178

Liabilities
Deposits:
Noninterest-bearing	$249,115	$249,929	$213,569
Interest-bearing	1,558,701	1,528,468	1,528,315

Total deposits	1,807,816	1,778,397	1,741,884

Short-term borrowings	84,262	43,878	40,574
Long-term debt	224,721	195,762	206,633
Subordinated notes payable	56,702	56,702	56,702
Accrued interest payable	6,143	6,273	6,979
Other liabilities	32,445	42,494	38,706

Total liabilities................................................................	2,212,089	2,123,506	2,091,478

Stockholders’ equity
Preferred stock...............................................................	-	-	-
Common stock...............................................................	110,289	108,883	84,706
Capital surplus	49,429	44,615	34,775
Restricted stock	(4,389)	(4,877)	—
Retained earnings	73,122	58,874	75,792
Accumulated other comprehensive income	11,645	13,827	11,843
Common stock in treasury, at cost	(543)	(1,311)	(416)

Total stockholders’ equity	239,553	220,011	206,700

Total liabilities and stockholders’ equity	$2,451,642	$2,343,517	$2,298,178

Ratios:
Book value per realized share.............................................	$10.45	$9.60	$9.21
Allowance for loan losses to total loans.................................	0.97%	0.98%	0.96%
Allowance for loan losses to nonperforming loans.....................	711%	315%	369%
Nonperforming loans to total loans.......................................	0.14%	0.31%	0.26%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003

Interest and dividend income
Loans, including fees	$29,273	$25,302	$82,429	$73,79348,491484
Debt securities
Taxable	2,987	4,073	9,685	12,666
Tax-exempt	2,615	2,555	7,868	7,446
Dividends	146	155	434	459
Federal funds sold	9	41	45	187
Short-term investments	11	31	27	50

Total interest and dividend income	35,041	32,157	100,488	94,601

Interest expense
Deposits	6,671	6,989	19,605	22,661
Short-term borrowings	589	407	1,437	1,184
Long-term debt	2,035	2,007	5,896	5,70515,672
Subordinated debt	789	751	2,306	1,300 9549549

Total interest expense	10,084	10,154	29,244	30,850

Net interest income	24,957	22,003	71,244	63,751

Provision for loan losses	2,030	872	3,659	2,816

Net interest income after provision for loan losses	22,927	21,131	67,585	60,935

Noninterest income
Trust and investment management income	2,230	1,258	6,586	3,496
Service charges on deposit accounts	1,528	1,482	4,500	4,296
Other service charges, commissions and fees	910	928	2,700	2,736
Brokerage fees and commissions	749	405	2,487	828
Insurance commissions and fees	2,044	80	2,765	261
Mortgage banking income	567	1,054	1,605	2,769
Rental income on operating leases	6,225	6,496	18,626	19,350
Other operating income	770	686	2,241	1,788
Securities gains	1,025	346	2,056	390

Total noninterest income	16,048	12,735	43,566	35,914

Noninterest expenses
Salaries and employee benefits	12,531	10,425	34,972	29,011
Net occupancy	1,336	1,209	4,084	3,672
Furniture and equipment	1,739	1,655	5,187	4,728
Professional services	1,044	718	3,126	2,334
Depreciation on operating lease assets	5,280	5,417	15,726	16,029
Taxes other than income	598	445	1,671	1,252
Intangible asset amortization	522	36	1,070	109
Other	4,324	3,876	12,429	11,293

Total noninterest expenses	27,374	23,781	78,265	68,428

Income before income taxes	11,601	10,085	32,886	28,421
Income tax expenses	3,101	2,588	8,541	7,355

Net income	$8,500	$7,497	$24,345	$21,066

Per share information:
Basic earnings per share	$0.39	$0.35	$1.13	$1.00
Diluted earnings per share	0.38	0.35	1.11	0.99
Dividends declared	0.16	0.14	0.46	0.42
Performance ratios:
Return on average assets	1.40%	1.32%	1.38%	1.29%
Return on average realized equity	15.01%	15.40%	15.07%	14.92%
Efficiency ratio	60.7%	60.0%	61.3%	59.6%